NEWS RELEASE                                                     [Logo Omitted]

Contact:

Christopher Dennis
Investor Relations
Mattson Technology, Inc.
(510) 492-6294


                       MATTSON TECHNOLOGY, INC. ANNOUNCES
                      SECOND QUARTER 2003 FINANCIAL RESULTS


FREMONT, Calif., July 30, 2003 -- Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today is reporting financial results for the second quarter of 2003.

Highlights of this report include:

     o Gross profit margin increased twelve percentage points, from 27% in the first quarter of 2003 to 39% in the second quarter of 2003.

     o Operating expenses decreased by $5 million, from $25 million in the first quarter of 2003 to $20 million in the second quarter of 2003.

     o The company's cash balance increased $2 million, to $84 million compared to the previous quarter-end.


"Our second quarter results showed the benefits of our prior restructuring actions and cost-reduction efforts, which helped us to improve our gross margin by 12 percentage points this quarter compared to last quarter, from 27% to 39%, and to reduce operating expenses by over $5 million," said David L. Dutton, president and chief executive officer of Mattson Technology. "We continue to implement our cyclically flexible enterprise strategy and further cost-reductions, and expect that the progress on these initiatives will contribute toward improved financial performance through the remainder of 2003."

Dutton continued, "In the second quarter, we announced several business wins that show we are strengthening key customer relationships and extending our leadership position in our core products, RTP and strip. We plan to continue to invest in the development of critical, next-generation RTP and strip technologies that support the industry's move towards 65 nm processing. We believe that our technology leadership and strong financial position will help Mattson capitalize on opportunities as the market improves."


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MATTSON ANNOUNCES SECOND QUARTER 2003

FINANCIAL RESULTS                   Page 2                       July 30, 2003



Net sales for the quarter were $30.5 million, a decrease of $37.3 million or 55 percent from net sales of $67.8 million in the first quarter of 2003, and a decrease of $16.8 million or 36 percent from net sales of $47.3 million in the second quarter of 2002. Net sales for the second quarter of 2003 consisted of $27.5 million in sales of RTP and Strip products, and royalties of $3.0 million related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. (DNS). Net sales in the previous periods include sales of products from the Wet Products Division, which Mattson divested on March 17, 2003. Net sales of RTP and Strip products were $32.5 million for the first quarter of 2003, and $32 million for the second quarter of 2002. Net sales of RTP and strip products in the second quarter of 2003 decreased 15 percent compared to the first quarter of 2003, and 14 percent compared to the second quarter of 2002.

Shipments for the quarter were $26.0 million, a decrease of $13.5 million or 34 percent from shipments of $39.5 million in the first quarter of 2003, and a decrease of $16.5 million or 39 percent from shipments of $42.5 million in the second quarter of 2002. Again, results in the previous periods included shipments of products from the Wet Products Division.

Gross margin for the second quarter of 2003 was 39 percent, an increase of approximately 12 percentage points from 27 percent gross margin for the first quarter of 2003, and an increase of approximately 19 percentage points from 20 percent gross margin for the second quarter of 2002.

Net loss for the second quarter of 2003 was $9.5 million, or ($0.21) per share, compared to a net loss of $16.0 million, or ($0.36) per share, for the first quarter of 2003, and a net loss of $24.5 million, or ($0.58) per share, for the second quarter of 2002. The net loss in the first quarter of 2003 included a loss of $10.3 million related to the disposition of the Wet Products Division.

Net bookings for the second quarter of 2003 were $25.1 million, compared to net bookings in the first quarter of 2003 of $34.4 million and net bookings of $55.0 million in the same quarter a year-ago. Net bookings in the second quarter of 2003 resulted in a book-to-bill ratio of 1.0 to 1.0.




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MATTSON ANNOUNCES SECOND QUARTER 2003
FINANCIAL RESULTS                   Page 3                        July 30, 2003



Deferred revenue, which represents tools shipped and awaiting customer acceptance and pre-paid royalties received from DNS, was $32.2 million at the end of the second quarter of 2003, $7.8 million higher than the balance of $24.4 million at the end of the first quarter of 2003, and $85.2 million lower than the balance of $117.4 million at the end of the year-ago quarter. The $32.2 million in deferred revenue includes $12.7 million in payments related to DNS royalties. The decline in deferred revenue compared to the second quarter of 2002 results primarily from the sale of the Wet Products Division, which had accounted for the majority of our deferred revenue.

The company ended the quarter with cash, cash equivalents and restricted cash of $84.8 million, an increase of $2.5 million from $82.3 million at March 30, 2003. During the second quarter of 2003, the company received $11.7 million in payments from DNS. Working capital at the end of the second quarter decreased to $54.2 million from $59.5 million as of March 30, 2003.

Third Quarter 2003 Outlook: New order bookings in the third quarter of 2003 are expected to increase by approximately 20 percent from second quarter bookings. For the third quarter of 2003, net sales are expected to be slightly down, $28 million and gross margin is expected to be approximately 35%.

Attached to this news release are unaudited, condensed, consolidated statements of operations and balance sheets.

At 2:30 PM (Pacific Daylight Time), Wednesday, July 30, 2003, Mattson will hold a conference call to review the following topics: second quarter 2003 financial results, current business conditions, and the near-term business outlook. The conference call will be webcast via the Internet (www.mattson.com, under "Investors"), beginning at 2:30 PM Pacific Daylight Time, July 30, 2003. In addition to the live webcast, a replay will be available to the public on the Mattson website for one-week following the live broadcast.




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MATTSON ANNOUNCES SECOND QUARTER 2003
FINANCIAL RESULTS                   Page 4                        July 30, 2003



This news release contains forward-looking statements regarding, among other matters, the Company's future prospects and near-term outlook, including anticipated bookings, revenue and margins for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. In addition to the general risks associated with the slowdown in the semiconductor industry and risks in the development of complex technology, our future results will depend on a variety of factors, including the timing of significant orders, our ability to timely manufacture and deliver ordered products, our ability to bring new systems to market, the timing of new product releases by our competitors, our ability to reduce costs in response to market conditions, our actual costs from disposition of our Wet Products Division and other factors. Reference is made to the company's filings with the Securities and Exchange Commission for further discussion of risks and uncertainties regarding the company's business. The company assumes no obligation to update the information in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. is a leading supplier of semiconductor wafer processing equipment used in "front-end" fabrication of integrated circuits. The company is a market leader in dry strip and RTP equipment, and its products combine advanced process technology on high-productivity platforms backed by industry-leading support. Since beginning operations in 1989, the company's core vision has been to help bring technology leadership and productivity gains to semiconductor manufacturers worldwide. Headquartered in Fremont, Calif., the company maintains sales and support centers throughout the United States, Europe and Asia. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900.
Fax: (510) 492-5911. Internet: www.mattson.com.



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                                              MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (in thousands, except per share amounts)
                                                             (unaudited)


                                                            Three Months Ended              Six Months Ended
                                                            ------------------              ----------------
                                                        June 29,       June 30,        June 29,       June 30,
                                                          2003           2002            2003           2002
                                                        ----------    -----------     ------------   ------------
Net sales                                                $ 30,535       $ 47,263         $ 98,293        $93,468
Cost of sales                                              18,442         37,810           67,609         76,596
                                                        ----------    -----------     ------------   ------------
  Gross profit                                             12,093          9,453           30,684         16,872
                                                        ----------    -----------     ------------   ------------
Operating expenses:
  Research, development and engineering                     6,683          9,348           14,233         18,912
  Selling, general and administrative                      12,798         21,098           29,671         43,195
  Amortization of intangibles                                 328          1,687            1,495          3,374
                                                        ----------    -----------     ------------   ------------
     Total operating expenses                              19,809         32,133           45,399         65,481
                                                        ----------    -----------     ------------   ------------
Loss from operations                                       (7,716)       (22,680)         (14,715)       (48,609)
Loss on disposition of Wet Business                             -              -          (10,257)             -
Interest and other expense, net                            (1,605)        (2,005)            (402)        (2,004)
                                                        ----------    -----------     ------------   ------------
Loss before provision for (benefit from) income taxes      (9,321)       (24,685)         (25,374)       (50,613)
Provision for (benefit from) income taxes                     225           (162)             163           (313)
                                                        ----------    -----------     ------------   ------------
Net loss                                                  $(9,546)     $ (24,523)        $(25,537)     $ (50,300)
                                                        ==========    ===========     ============   ============
Net loss per share:
     Basic                                                $ (0.21)       $ (0.58)         $ (0.57)       $ (1.27)
                                                        ==========    ===========     ============   ============
     Diluted                                              $ (0.21)       $ (0.58)         $ (0.57)       $ (1.27)
                                                        ==========    ===========     ============   ============
Shares used in computing net loss per share:
     Basic                                                 44,897         42,315           44,878         39,712
                                                        ==========    ===========     ============   ============
     Diluted                                               44,897         42,315           44,878         39,712
                                                        ==========    ===========     ============   ============


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                    MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                     ASSETS
                                                              June 29,        December 31,
                                                                2003              2002
                                                             ------------     -------------
   Current assets:
     Cash and cash equivalents                                  $ 84,163          $ 87,879
     Restricted cash                                                 593             1,105
     Accounts receivable, net                                     22,018            34,834
     Advance billings                                             17,406            27,195
     Inventories                                                  28,148            50,826
     Inventories - delivered systems                               2,544            47,444
     Prepaid expenses and other current assets                    17,675            13,676
                                                             ------------     -------------
          Total current assets                                   172,547           262,959
   Property and equipment, net                                    15,307            18,855
   Goodwill                                                        8,239            12,675
   Intangibles                                                     3,283            15,254
   Other assets                                                    1,252             2,416
                                                             ------------     -------------
                                                                $200,628         $ 312,159
                                                             ============     =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities:
     Accounts payable                                           $ 11,051          $ 14,346
     Accrued liabilities                                          75,018            77,795
     Deferred revenue                                             32,241           108,698
                                                             ------------     -------------
          Total current liabilities                              118,310           200,839
                                                             ------------     -------------

   Long-term liabilities:
     Deferred income taxes                                         1,247             5,215
                                                             ------------     -------------
          Total long-term liabilities                              1,247             5,215
                                                             ------------     -------------
          Total liabilities                                      119,557           206,054
                                                             ------------     -------------

   Stockholders' equity:
     Common stock                                                     45                45
     Additional paid-in capital                                  542,807           542,482
     Accumulated other comprehensive income                        7,309             7,131
     Treasury stock                                               (2,987)           (2,987)
     Accumulated deficit                                        (466,103)         (440,566)
                                                             ------------     -------------
          Total stockholders' equity                              81,071           106,105
                                                             ------------     -------------
                                                                $200,628         $ 312,159
                                                             ============     =============



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